Exhibit 23.1

KPMG Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a street, PO Box 609

Tel Aviv 6100601 Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2026, with respect to the consolidated financial statements of DUKE Robotics Corp. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel
August 18, 2026

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.